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                                                                    EXHIBIT 10.2

                                 PROMISSORY NOTE

PRINCIPAL AMOUNT: $3,253,049                            DATE: FEBRUARY 10, 2003

FOR VALUE RECEIVED, the undersigned hereby promise to pay to the order of Guy W. Millner
The sum of $ 3,253,049, together with interest thereon at the rate of 8% per annum on the unpaid balance. Said sum shall be paid in the following manner:

Interest shall be paid quarterly beginning March 31, 2003. Beginning interest period is January 17, 2003 for $ 2.7 million and January 1, 2003 for $ 553,049. Principal payments will begin December 2004 and continue annually until paid in full. Principal payment shall be $ 500,000 or 25% of Free Cash Flow, which ever is greater. Free Cash Flow is defined as net income after tax plus non-cash items minus working capital.

All payments shall be first applied to interest and the balance to principal. This note may be prepaid, at any time, in whole or in part without penalty. All parties liable for the payment of this Note agree to pay the holder reasonable attorney's fees for services of counsel employed to collect this Note.

The Borrower hereby (a) waives demand, presentment of payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit, and diligence in collecting this note; (b) agrees that the Holder shall not be required first to institute any suit, or to exhaust its remedies against the Borrower or any other person or party to become liable hereunder, or against any collateral in order to enforce payment of this Note; (c) consents to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice, consent or consideration; and (d) agrees that notwithstanding the occurrence of any of the foregoing, except with the express written release by the Holder, the Borrower shall be and remain directly and primarily liable for all sums due under this Note.

This Note shall be construed and enforced in accordance with the laws of the State of Georgia.

SERCAP HOLDINGS, LLC

By: /s/ Lawrence Stumbaugh
    Name: Lawrence Stumbaugh
    Title: CEO